Exhibit 16.1


Office of the Chief  Accountant
Securities  and Exchange  Commission
450 Fifth Street, N.W.
Washington, DC  20549

October 19, 2000

Dear Sir/Madam,

We have read paragraphs two, three, and four of Item 4 included in the Form 8-K/A dated October 19, 2000 of Wilshire Financial Services Group, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP

Arthur Andersen LLP


Copy: Bruce A. Weinstein, Wilshire Financial Services Group, Inc. Peter Fishman, Director and Chairman of Audit Committee